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                                                                     Exhibit 2.3

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT ("Agreement") dated as of July 26, 1996, by and between Balanced Care Corporation, a Delaware corporation ("Parent"), BCC at Republic Park Center, Inc., a Delaware corporation ("Parent Sub"), National Care Centers of Republic, Inc., a Missouri corporation, d/b/a Republic Park Center ("National"), and Billy Ray Foster, Sr., both individually and as Trustee of the Revocable Inter Vivos Trust Agreement of Billy Ray Foster dated February 4, 1988, John Douglas Foster, Billy Ray Foster, Jr., J. Kaye Foster Gibson, Robert Anthony Foster, and Mark Bradley Foster, all individual residents of Missouri (individually referred to as "Stockholder" and collectively the "Stockholders"), each of whom is a shareholder of National.

         WHEREAS, Stockholders are the registered owners and holders of all of the issued and outstanding shares of stock of National; and

         WHEREAS, Parent Sub is the wholly owned subsidiary of Parent; and

         WHEREAS, the parties hereto desire to effectuate the merger of National into Parent Sub ("Merger"); and

         WHEREAS, each of the Stockholders have reviewed this Agreement and all other information deemed necessary or appropriate by such Stockholder to be reviewed in connection with the Merger and have determined to execute this Agreement and consummate the transactions contemplated thereby; and

         WHEREAS, for federal income tax purposes, it is intended that the transactions contemplated in this Agreement qualify as tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, the parties hereto intending to be legally bound hereby agree as follows:

                                   ARTICLE I
                           DEFINITIONS: CONSTRUCTION

         1.01 DEFINITIONS. As used in this Agreement, the following terms have the meanings specified in this Section 1.01. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

               "1933 Act" has the meaning given that term in Section 3.28.

               "Accounting Principles" means GAAP.

               "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or any Family Member of such Person.


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               "Agreement" means this Exchange Agreement, as it may be amended from time to time.

               "Benefit Plan" has the meaning given that term in Section
3.23(a).

               "Business" means the business conducted by National, which generally includes the ownership and operation of an elderly living center including a skilled nursing facility, including all activities related to the foregoing.

               "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System Database pursuant to Superfund.

               "Certificate" has the meaning given that term in Section
2.02(d).

               "Certificate of Merger" has the meaning given that term in
Section 2.01(b).

               "Closing" has the meaning given that term in Section 2.04.

               "Closing Date" has the meaning given that term in Section 2.04.

               "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

               "Company Group" has the meaning given that term in Section
3.23(b).

               "Company Plan" has the meaning given that term in Section
3.23(a).

               "Contract" and "Contracts" have the respective meanings given those terms in Section 3.15.

               "Defined Benefit Plan" has the meaning given that term in
Section 3.23(e).

               "Effective Time" has the meaning given that term in Section 2.01(b).

               "Encumbrance" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

               "Environment" means soil, land, surface or subsurface waters, ground waters, and ambient air.

               "Environmental Condition" means any condition with respect to the Environment relating to or arising out of the use, handling, storage, transportation, treatment, recycling, release, or threatened release by National.



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               "Environmental Law" means any applicable law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

               "Effective Closing Date" has the meaning given that term in
Section 2.04.

               "Estimated Interim Financial Statement" has the meaning given that term in Section 3.07(b).

               "Family Member" means any spouse, sibling, parent, offspring; personal representatives or heirs of a Person or any spouse of such Family Member.

               "Fiscal Year Financial Statements" has the meaning given that term in Section 3.07(b).

               "GAAP" means United States generally accepted accounting principles.

               "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

               "Governmental Body" means any court, government (federal, state, local, or foreign department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality, including, without limitation, any Medicare fiscal intermediary.

               "Hazardous Activity" means the distribution, generation, handling, storage, treatment, use, transportation, recycling, release or threatened release of Hazardous Materials.

               "Hazardous Materials" means any substance listed, defined, classified, or determined to be hazardous, radioactive, or toxic contaminant pursuant to any Environmental Law.

               "Intellectual Property" has the meaning given that term in
Section 3.22.

               "IRS" means the Internal Revenue Service.

               "Law" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, policy or order of any kind or nature whatsoever including any public policy, order of any Governmental Body or principle of common law.

               "Litigation" has the meaning given that term in Section 3.14.



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               "National Shares" has the meaning given that term in Section
3.03.

               "National Stock" has the meaning given that term in Section
3.03.

               "Management Agreement" means an agreement in the form attached hereto as Exhibit 1.01(1) between Parent Sub and Foster Health Care Group, Inc., a Missouri corporation owned by some or all of the Stockholders.

               "Material" means all items which, in the aggregate and disregarding materiality, shall equal or exceed $100,000.

               "Merger" has the meaning given that term in Section 2.01.

               "Missouri Act" has the meaning given that term in Section 3.28.

               "Multiemployer Plan" has the meaning given that term in Section 3.23(f).

               "Parent" means Balanced Care Corporation, a Delaware corporation.

               "Parent Shares" means shares of common stock of Parent.

               "Parent Sub" means BCC at Republic Park Center, Inc., a Missouri corporation.

               "PBGC" means the Pension Benefit Guaranty Corporation.

               "PCBs" means polychlorinated biphenyls.

               "Permit" and "Permits" have the respective meanings given those terms in Section 3.16.

               "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, and a Governmental Body.

               "Qualified Plan" has the meaning given that term in Section 3.23(d).

               "Real Property" has the meaning given that term in Section 3.17.

               "Receivables" has the meaning given that term in Section 3.12.

               "Related Party" means (i) National, (ii) any Affiliate of National, (iii) any officer, director or shareholder or former officer, director or shareholder of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, parent, offspring, personal representative, or heir of any natural Person identified in any one of the preceding clauses.

               "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment.



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               "Security Right" means, with respect to any security, any
option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.

               "Site Reports" has the meaning given that term in Section 4.06.

               "Stockholders" means collectively Billy Ray Foster, Sr., both individually and as Trustee of the Revocable Inter Vivos Trust Agreement of Billy Ray Foster dated February 4, 1988, John Douglas Foster, Billy Ray Foster, Jr., J. Kaye Foster Gibson, Robert Anthony Foster, and Mark Bradley Foster, all individual residents of Missouri.

               "Stockholders' Agent" has the meaning given that term in Section 5.09.

               "Stock Purchase Agreement" means that certain agreement of even date herewith between Hawthorn Health Properties, Inc. ("HHPI") and Stockholders pursuant to which HHPI agreed to purchase from Stockholders all of the capital stock of National Care Centers, Inc., a Missouri corporation, d/b/a Lebanon Care Center; National Care Centers of Lebanon, Inc., a Missouri corporation, d/b/a Lebanon Park Manor, d/b/a Fremont Terrace Apts., and d/b/a Elder Care Home Health Agency; National Care Centers of NIXA, Inc., a Missouri corporation, d/b/a Nixa Park Care Center, d/b/a Nixa Park Terrace Apts.; National Care Centers of Hermitage, Inc., a Missouri corporation, d/b/a Hermitage Park Regional Care Centers; National Care Centers of Springfield, Inc., a Missouri corporation, d/b/a Springfield Park Care Center, d/b/a Bedford Park Terrace Apts. (excluding d/b/a Cherokee Residential Care Center); Dixon Management Inc., a Missouri corporation, d/b/a Dixon Oaks Care Center; Long Term Pharmaceutical Care, Inc., formerly known as Juan Construction Company, a Missouri corporation, d/b/a Mt. Vernon Park Pharmacy and d/b/a Long Term Pharmaceutical Care; Springfield Retirement Village, Inc., d/b/a Mt. Vernon Park Care Center; and Mt. Vernon Park Care Center West, Inc.

               "Superfund" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901, et seq., as amended.

               "Surviving Corporation" has the meaning given that term in
Section 2.01(a).

               "Tax" means any domestic or foreign federal, state, county or local tax, levy, impost or other similar charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

               "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.


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               "Threatened Release" means a substantial likelihood of a release that requires action to prevent or mitigate damage to the environment that may result from such release.

         1.02 CONSTRUCTION. As used herein, unless the context otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                                   ARTICLE II
                          MERGER; CONVERSION; EXCHANGE

         2.01  MERGER.

               (a) MERGER OF NATIONAL INTO PARENT SUB. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, at the Effective Time (as defined in Section 2.01(b)), National shall be merged with and into Parent Sub (the "Merger"). As a result of the Merger, the separate corporate existence of National shall cease and Parent Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the states of Delaware and Missouri, and the separate corporate existence of Parent Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth below. The name of the Surviving Corporation shall be BCC at Republic Park Center, Inc., or such other name as Parent shall determine.

               (b) EFFECTIVE TIME. As promptly as practicable after the Satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate or articles of merger (the "Certificate of Merger") with the Delaware and Missouri Secretaries of State in such form as required by, and executed in accordance with the relevant provisions of, the law of the states of Delaware and Missouri (the date and time of such filing being the "Effective Time").

               (c) EFFECT OF THE MERGER. At the Effective Time, the Merger shall have the effect set forth in the applicable provisions of the states of Delaware's and Missouri's corporate law. Without limiting the generality of the foregoing, and subject thereto, and except as set forth in the Stock Purchase Agreement, in Schedule 3.06 thereto, in any Schedule or Exhibit to the Stock Purchase Agreement or in any "Other Agreement" (as defined in the Stock Purchase Agreement), at the Effective Time, except as otherwise specifically set forth herein, all the property, rights, privileges, powers and franchises of Parent Sub and National shall vest in the Surviving Corporation, and all debts, liabilities and duties of Parent Sub and National shall become the debts, liabilities and duties of the Surviving Corporation.

               (d) CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation and the Bylaws of Parent Sub, as in effect immediately prior to the



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Effective Time, shall be the Certificate of Incorporation and the Bylaws of the
Surviving Corporation.

         2.02 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.

               (a) NATIONAL SHARES. By virtue of the Merger and without any action on the part of Parent, Parent Sub, National, or stockholders:

                   (i) At the Effective Time, the National Shares, as defined in Section 3.03, issued and outstanding immediately prior to the Effective Time other than any National Shares to be canceled pursuant to Section 2.02(a)(ii) hereof, shall be converted, into the right to receive on a pro rata basis a total of 1,256,022 Parent Shares as set forth on Schedule 2.02(a) hereto.

                   (ii) At the Effective Time, all National Shares held in the treasury of National immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any conversion thereof and no Parent Shares shall be exchanged with respect thereto.

                   (iii) At the Effective Time, the National Shares issued and outstanding immediately prior to the Effective Time shall cease to exist.

               (b) As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented National Shares shall be entitled, upon surrender thereof to Parent in the manner set forth in Section 2.02(c) hereof, to receive in exchange therefor, in accordance with Section 2.02(a)(i) hereof and Schedule 2.02(a) hereto, of Parent Shares into which the National Shares so surrendered shall have been converted as provided in Section 2.02(a)(i) hereof and Schedule 2.02(a) hereto. Until so surrendered, each such certificate that, prior to the Effective Time, represented National Shares shall be deemed from and after the Effective Time, for all corporate purposes to evidence solely the right to receive the pro rata share of the Parent Shares, into which such National Shares shall have been converted pursuant to this Section 2.02.

               (c) At the Effective Time, Parent will deliver or cause to be delivered, on behalf of Parent Sub, to the Stockholders' Agent, certificates for the Parent Shares which each stockholder has the right to receive pursuant hereto.

         2.03 STOCK TRANSFER BOOKS. Upon the execution hereof, the stock transfer book of National shall be closed and there shall be no further registration of transfers of National Stock on the records of National unless and until this Agreement is terminated.

         2.04 CLOSING. The consummation of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on or before August 19, 1996, at the offices of [Mercantile Bank of Springfield, 417 St. Louis Street, Springfield, Missouri], or at such other time, date or place as the parties agree (the "Closing Date"), provided, however, that the Closing shall be effective as of August 31, 1996 (the "Effective Closing Date").



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                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         As an inducement to Parent to enter into this Agreement and consummate the transactions contemplated hereby, Stockholders represent and warrant to Parent, as to National, and, where applicable as to themselves, that each of the following representations and warranties is true as of the date hereof:

         3.01 ORGANIZATION. National is a corporation duly organized, validly existing and in good standing under the laws of Missouri, and has the corporate power and authority to own or lease its properties, carry on its business as now conducted, enter into this Agreement and perform its obligations hereunder.

         3.02 AUTHORIZATION; ENFORCEABILITY. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligation of National and the Stockholders, enforceable against them in accordance with their respective terms, except for (i) the effect of bankruptcy, insolvency, reorganization, moratorium, equity of redemption or other similar laws now or hereafter in effect relating to or affecting creditors generally and (ii) the effect of general principles of equity and the discretion of the court before which any proceeding therefor may be brought. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by the Stockholders and National.

         3.03 SHARES, CAPITALIZATION. The authorized capital stock of National consists solely of the number of shares of common stock at the par value per share of such common stock identified on Schedule 3.03 (the "National Shares").
Schedule 3.03 identifies the number of National Shares issued and outstanding and the number of National shares held in the treasury of National. Schedule
3.03 also sets forth truthful and accurate information concerning the issued and outstanding shares of capital stock of National (the "National Stock". All of the National Stock is owned of record, legally and beneficially by Stockholders, except for the National Stock identified on Schedule 3.03 as treasury stock. Except as may be disclosed on Exhibit 3.03, the National Stock is free and clear of any and all Encumbrances, including without limitation any Encumbrance resulting from the acquisition by Stockholders of the National Stock. There are no Security Rights relating to any of the National Shares except as disclosed on Exhibit 3.03. All rights and powers to vote the National Stock are held exclusively by Stockholders. All of the National Stock is validly issued, fully paid and nonassessable, was not issued in violation of the terms of any agreement or other understanding, and was issued and acquired by Stockholders in substantial compliance with all applicable Laws. Any National Shares that were previously outstanding but that are now owned by National were acquired by National in substantial compliance with all applicable Laws.

         3.04 SUBSIDIARIES AND FICTITIOUS NAMES. Except as disclosed in
Schedule 3.04, National does not own, nor has it ever owned, any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity. Schedule 3.04 discloses all fictitious or other names under which National does business or ever conducted business.



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         3.05 QUALIFICATION. National is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the activities conducted by it makes such qualification and good standing necessary.

         3.06  NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS.

               (a) Neither the execution and delivery of this Agreement or any Other Agreement to which Stockholders or National, or both, is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Stockholders or National, or both, will, except as disclosed in Schedule 3.06: (i) contravene any provision of the Governing Documents of National, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any asset of Stockholders or National, including any Permit, Intellectual Property, license, franchise, indenture, mortgage or any other contract, agreement or instrument to which either Stockholders or National is a party or by which any of their assets may be bound or affected,
(iii) result in the creation, maturation or acceleration of any liability or obligation of Stockholders or National (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which stockholders or National is subject or by which any of their respective assets may be bound or affected, or (v) result in the creation or imposition of any Encumbrance upon the Stock or any asset of Stockholders or National or give to any other Person any interest or right therein.

               (b) Except as set forth on Schedule 3.06 and in Section 5.05, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Stockholders or National, or both, of this Agreement or any of the Other Agreements to which either, or both, is or is to become a party pursuant to the provisions hereof or the consummation by Stockholders or National, or both, of the transactions contemplated hereby or thereby.

         3.07. FINANCIAL INFORMATION.

               (a) RECORDS. The books of account and related records of National reflect accurately and in detail its assets, liabilities, revenues, expenses and other transactions.

               (b) FINANCIAL STATEMENTS. Attached as Exhibit 3.07(b)(1) are the audited or reviewed balance sheets, income statements and statements of cash flows for National's two most recent fiscal years (collectively, the "Fiscal Year Financial Statements"). Also attached hereto as Exhibit 3.07(b)2 are the unaudited interim balance sheet and income statement for National as of April 30, 1996, and for the interim periods ended April 30, 1996 (collectively, the "Estimated Interim Financial Statements"). The Fiscal Year Financial Statements in all material respects (i) are accurate, correct, and complete in accordance with the books of account and records of



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National, (ii) have been prepared in accordance with Accounting Principles on a consistent basis throughout the indicated periods, and (iii) present fairly the financial condition, assets and liabilities and results of operation of National at the dates and for the relevant periods indicated in accordance with the Accounting Principles. The Estimated Interim Financial Statements in all material respects (i) are accurate, correct, and complete in accordance with the books of account and records of National, (ii) have been prepared in accordance with Accounting Principles on a consistent basis, except that they contain no footnotes, no year-end adjustments, including, but not limited to, adjustments for amounts which may be receivable or payable as a result of any Medicare cost report, adjustments for uncollectible accounts receivable and adjustments for income tax accruals, and (iii) present fairly the financial condition, assets and liabilities, and results of operations of National at the dates and for the relevant periods indicated in accordance with the Accounting Principles.

               (c) STATE SURVEYS AND COST REPORTS. Attached as Exhibit 3.07(c) are copies of the state surveys completed and cost reports filed by or on behalf of National for the years 1994 and 1995 and filed for 1996 on or before April 30, 1996. Each such report was prepared in substantial compliance with all Laws and is complete and accurate in all material respects.

         3.08 UNDISCLOSED LIABILITIES. National has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against its Fiscal Year Financial Statements and/or its Estimated Interim Financial Statements in the amounts shown therein; (ii) those not required under GAAP to be reflected or reserved against in its Fiscal Year Financial statements and/or its Estimated Interim Financial Statements; (iii) those disclosed on Schedule 3.08;
(iv) those of the same nature as those set forth on its Fiscal Year Financial Statements and/or its Estimated Interim Financial Statements that have arisen in the ordinary course of business of National after the effective dates of each of its Fiscal Year Financial Statements and each of its Estimated Interim Financial Statements through the date hereof, all of which obligations described in this clause (iv) have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on the business, financial condition or prospects of National and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding; (v) those claims which are (1) first asserted in writing after the date hereof, (2) which an insurance carrier identified on
Schedule 3.20 is obligated to defend, (3) the amount of the claim is not in excess of the coverage available under such insurance, and (4) which shall be disclosed by Stockholders to Parent in the Closing Certificate pursuant to
Section 6.02(d); (vi) those claims which are asserted by employees of National under the Workers' Compensation Law and which would not have a materially adverse effect on National, and (vii) those which are not material in the aggregate.

         3.09 NO CHANGES. Since April 30, 1996, National has conducted its business only in the ordinary course, except for actions taken in compliance with the terms of this Agreement.



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Without limiting the generality of the foregoing sentence, since April 30,
1996, except as otherwise disclosed or provided for in this Agreement, in
Schedule 3.08, in any other Schedule or Exhibit hereto, or in any other document which Stockholders shall deliver to Parent on or after the date hereof pursuant to the terms of this Agreement, there has not been any of the following which are material in the aggregate: (i) damage or destruction to any asset of National, whether or not covered by insurance; (ii) strike, work stoppage, slowdown, or similar concerted activity by employees at National;
(iii) creation of any Encumbrance on any asset of National; (iv) declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by National of any shares of capital stock of National;
(v) increase in the salary, wage or bonus of any employee of National which is not customary in amount; (vi) asset acquisition or expenditure, including capital expenditure, in excess of $100,000 in the aggregate, other than the purchase of inventory in the ordinary course of business; (vii) change in any Company Plan; (viii) change in any method of accounting; (ix) payment to or transaction with any Related Party, which payment or transaction is not specifically disclosed on Schedule 3.18 (x); disposition of any asset (other than inventory in the ordinary course of business) for more than $100,000 in the aggregate or for less than fair market value; (xi) payment, prepayment or discharge of any liability other than in the ordinary course of business; (xii) write-offs or write-downs of any assets of National in excess of $100,000 in the aggregate; (xiii) creation, termination or amendment of, or waiver of any right under, any material agreement of National not in the ordinary course of business; or (xiv) agreement or commitment to do any of the foregoing.

         3.10. TAXES.

               (a) TAX RETURNS; PAYMENT. National has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Effective Closing Date, without regard to any extensions, pursuant to the Law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete in all material respects. National has paid all Taxes that have become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except (i) such Taxes, if any, as are being contested in good faith and disclosed on Schedule 3.10, (ii) such Taxes that are fully reserved against on the Fiscal Year Financial Statements or the Estimated Interim Financial Statements, (iii) Taxes accruing after the end of the last fiscal year of National that are not yet due, and (iv) payroll taxes which have accrued but were not required to have been paid on or before the Closing and for which Stockholders shall cause National to have cash for such payments on the Closing date. National is not currently the beneficiary of any extension of time within which to file any Tax Return, except as disclosed on Schedule 3.10. No claim has been made by a taxing authority of a jurisdiction where National does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Without limiting the foregoing, National has no liability for any Tax except Taxes disclosed on Schedule 3.10. Schedule 3.10 contains a complete and accurate list of each type of Tax paid by National and each Governmental Body to which such Tax is paid. Stockholders have no actual knowledge of any proposed change in Law (other than the Code) that would result in a material increase in Tax payable by National.

               (b) WITHHOLDING. National has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

               (c) ASSESSMENTS. There is no pending, or, to the knowledge of Stockholders or National, threatened or anticipated, assessment of any additional Tax against National. National has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period for which the period of limitations on assessment has not expired, except as disclosed on
Schedule 3.10. No Tax audit or examination is now pending or currently in progress with respect to National.

               (d) OTHER MATTERS. Except as disclosed on Schedule 3.10, National is not a party to any income Tax allocation or sharing agreement. National has not filed a consent under Code Section 341(f) concerning collapsible corporations. National has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Code Sections 280G or 162(m). National is not (nor does it have any liability for unpaid Taxes because it once was) a member of an affiliated group as defined in Section 1504 of the Code. National is not and has not been during the applicable period specified in Code Section 897(c)(1)(A)(ii) a United States real property holding corporation as defined in Code Section 897(c)(2).

               (e) DISALLOWED LOSSES. There have been no transactions between National and any other Person for which a loss has been disallowed or deferred or which has otherwise been subject to Section 267(a) of the Code.

         3.11 INVENTORY. All of the material inventory owned by National is valued on the books and records of National and in the Fiscal Year Financial Statements at lower of cost or market, the cost thereof being determined on a first-in, first-out basis in accordance with GAAP. Except to the extent of the reserve in the Fiscal Year Financial Statements, none of National's inventory is obsolete, has been consigned to others, or is on consignment from others.

         3.12 RECEIVABLES. Schedule 3.12 discloses all trade and other accounts receivable of National ("Receivables") outstanding as of July 31, 1996, presented on an aged basis and separately identifies the name of each account debtor and the total amount of each related Receivable. The term "Receivable" is further defined to include billing in advance for services to be rendered to "Private Pay Patients" (as defined in Section 5.06 below) of the Companies and the Medicaid resource portion of billing for services to be rendered to patients of the Companies for whom the Companies are entitled to Medicaid reimbursement. All Receivables, whether reflected on the Fiscal Year Financial Statements, disclosed on Schedule 3.12, or created after the end of the last fiscal year of National, arose from bona fide sale or service transactions of National, and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute. Except to the extent of the recorded reserve for doubtful accounts specified on the Fiscal Year Financial Statements, all of the Receivables are collectible in the ordinary course of business and will be fully collected within 90 days after having been created using commercially reasonable efforts.

         3.13 CONDITION OF ASSETS; BUSINESS. National is engaged in the Business and no other business, except as disclosed in Schedule 3.13. The buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible personal property of National, including those reflected on the Fiscal Year Financial Statements, are in good operating condition and repair and are suitable for the purposes for which they are used in the Business, except (i) minor or routine maintenance, (ii) matters disclosed on Schedule 3.13, and (iii) conditions which in the aggregate would cost less than $25,000 to repair or replace. Except for Encumbrances listed on
Schedule 3.13 and those Encumbrances included in the title insurance commitments received by Parent, National has good and marketable title to all of its assets; all of such assets are reflected on the Fiscal Year Financial Statements, or, under GAAP, are not required to be reflected thereon; such assets include all assets that are necessary for use in and operation of the Business; and none of such assets is subject to any Encumbrance or impairment, whether due to its condition, utility, collectability or otherwise.

         3.14 NO PENDING LITIGATION OR PROCEEDINGS. Except for those matters described on Schedule 3.14, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("Litigation") is pending or, to the knowledge of Stockholders, threatened against or affecting National, the Business, any of National's assets, any of the National Shares, or any of the transactions contemplated by this Agreement. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting National, the Business, any of National's assets, any of the National Shares, or any of the transactions contemplated by this Agreement. National does not have pending any Litigation against any third party, except for those matters described on Schedule 3.14.

         3.15 CONTRACTS; COMPLIANCE. Disclosed on Schedule 3.15, 3.21, 3.22, or
3.23 is a brief description of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which National is a party or by which it or its assets may be affected and that (i) is material to the Business or National's assets or operations, individually or in the aggregate, (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of $10,000 per year, (iii) has an unexpired term of more than six months from the date hereof, taking into account the effect of any renewal options, (iv) relates to the borrowing or lending of any money or guarantee of any obligation (other than the guarantee represented by the endorsement of negotiable instruments presented for collection), (v) limits the right of National to compete in any line of business or otherwise restricts any right National may have, (vi) is an employment or consulting contract (vii) is with a Governmental Body or (viii) was not entered into in the ordinary course (each, a "Contract" and collectively, the "Contracts"). Each Contract is a legal, valid and binding obligation of National and is in full force and effect. National and, to the best knowledge of Stockholders, each other party to each Contract has performed substantially all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. National is not currently renegotiating any Contract nor has National received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

         3.16 PERMITS; COMPLIANCE WITH LAW. National holds all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law in connection with the operation of its assets and Business (each, a "Permit" and, collectively, "Permits"). Each Permit is valid, subsisting and in full force and effect. National is in substantial compliance with and has fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a material breach or default under any Permit. National has not been since January 1, 1994, nor is it currently in violation of any Law and has received no notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation, except for notices of deficiencies received from the Missouri Department of Social Services, Division of Aging, as set out in Schedule 3.16, and the matters disclosed in Schedule 3.14. National has not received any notice or non-renewal of any Permit nor will the transactions contemplated hereby result in the cancellation or increase the likelihood of non-renewal of any Permit.

         3.17 REAL PROPERTY. Schedule 3.17 contains a list of all real properties currently owned, used or leased by National or in which National has an interest, excluding those properties identified on Schedule 5.10 which Stockholders shall have a right to convey to other parties prior to the Closing (collectively, the "Real Property"), and identifies the record title holder of all of the Real Property, National has good and marketable fee simple title to all Real Property shown as owned by it on Schedule 3.17, free and clear of all Encumbrances, other than (i) as indicated on Schedule 3.17, (ii) zoning restrictions, (iii) liens for current taxes not yet due, and (iv) those Encumbrances set out in the title insurance commitments received by Parent with respect to the Real Estate and which are set out in Schedule 3.17. National has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Schedule 3.17 contains a list of all title insurance policies held by National. Stockholders have delivered an ALTA as-built survey for all Real Property owned by National to Parent. National has not received any written notice of assessments for public improvements or condemnation against any Real Property.

         3.18 TRANSACTIONS WITH RELATED PARTIES. No Related Party is or has been since January 1, 1992, a party to any transaction, agreement or understanding with National except pursuant to arrangements disclosed on
Schedule 3.18 and except for dividends properly reflected as such in the Fiscal Year Financial Statements or the Estimated Interim Financial Statements, except as set forth in Schedule 3.18. No Related Party uses any assets of National except directly in connection with the Business, and no Related Party owns any asset used in the Business. Except as set forth on Schedule 3.18, no Related Party has any claim of any nature, including any inchoate claim, against National, and National has no claim of any nature, including any inchoate claim, against any Related Party. Except as disclosed on Schedule 3.18, as otherwise expressly provided hereby or by any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from National, and (ii) National will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

         3.19 LABOR RELATIONS. The relations of National with its employees are good to the best of Stockholders' knowledge. No employee of National is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other concerted activity on the part of National's employees is pending or, to the knowledge of Stockholders or National, threatened against, involving, affecting or potentially affecting National. No complaint against National is pending or, to the knowledge of Stockholders or National, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of National. National has no contingent liability for sick leave, vacation time, severance pay or any similar item not fully reserved on the Fiscal Year Financial Statements and/or the Estimated Interim Financial Statements. National has no contingent liability for any occupational disease of any of its employees, former employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law.

         3.20 PRODUCTS LIABILITY; WARRANTIES. National shall have no liability after the Effective Closing Date not fully covered by insurance relating to any services rendered, or any product manufactured, distributed, or sold by National prior to the Effective Closing Date, whether or not such liability relates to products or services that are defective or improperly designed, manufactured or rendered in breach of any express or implied warranty, Schedule
3.20 discloses and describes the terms of all express product warranties under which National may have liability after the Effective Closing Date.

         3.21 INSURANCE. Schedule 3.21 discloses all insurance policies with respect to which National is the owner, insured or beneficiary. National will not have any liability after the Effective Closing Date for retrospective or retroactive premium adjustments. Since incorporation, all insurance policies covering professional liability and general liability maintained by or for the benefit of National have been "occurrence" policies and not "claims made" policies. All such liability policies are listed on Schedule 3.21. Schedule
3.21 discloses the manner in which National provides coverage for workers' compensation claims.

         3.22. INTELLECTUAL PROPERTY RIGHTS. Schedule 3.22 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by National in or applicable to the Business National has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.22 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the Business ("Intellectual Property"), free and clear of all

Encumbrances, except as disclosed on Schedule 3.22. Schedule 3.22 separately discloses all intellectual property rights to which National holds rights under any license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of Stockholders or National, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. National is not infringing upon the intellectual property rights of any other Person.

         3.23  EMPLOYEE BENEFITS.

               (a) BENEFIT PLANS; COMPANY PLANS. Schedule 3.23 (a) discloses all existing written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "Benefit Plan"), whether or not funded and whether or not terminated, (i) maintained or sponsored by National, or (ii) with respect to which National (or Stockholders with respect to National) is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of National or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Company Plan").

               (b) COMPANY GROUP MATTERS; FUNDING. Neither National nor any corporation that may be aggregated with National under Sections 414 (b), (c),
(m) or (o) of the Code (the "Company Group") has any obligation to contribute to or any direct or indirect liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. National does not have any liability as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, or withdrawal liability (as defined in Section 4201 of ERISA). Following the Closing, National will not have any liability with respect to any Benefit Plan of any member of the Company Group (other than one of the Combined Companies as defined in the Stock Purchase Agreement) as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, or withdrawal liability (as defined in Section 4201 of ERISA). No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Company Plan or any Benefit Plan sponsored or maintained by any member of National Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

               (c) COMPLIANCE. Except as otherwise provided on Schedule 3.23(c), each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in substantial compliance with all applicable Laws and in substantial compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Company Plan is or is proposed to be under audit or investigation by the IRS or Department of Labor, and no completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty.

               (d) QUALIFIED PLANS. Schedule 3.23(d) discloses each Company Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter.

                   No member of Company Group, nor (to the best of Stockholders' knowledge) any fiduciary of any Qualified Plan, nor (to the best of Stockholders' knowledge) any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

               (e) NO DEFINED BENEFIT PLANS. No Company Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of National Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 3.23(e). Each Defined Benefit Plan identified as terminated on Schedule 3.23(e) has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending on the Effective Closing Date, no member of National Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b), (c), (m) or (o) of the Code.

               (f) MULTIEMPLOYER PLANS. No Company Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Company Plan covers any employees of any member of Company Group in any foreign country or territory.

               (g) PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES; POST-RETIREMENT BENEFITS. Except as otherwise provided on Schedule 3.23(g), no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject National to any liability or Tax under Part 5 of Title I of ERISA or
Section 4975 of the Code. To Stockholders' knowledge, no member of Company Group, nor any administrator or fiduciary of any Company Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject National to any liability for a breach of fiduciary or other duty under ERISA. With the exception of the requirements of
Section 4980B of the Code, no post-retirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).

         3.24 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.24:

               (a) COMPLIANCE; NO LIABILITY. National has operated the Business and each parcel of Real Property in substantial compliance with all applicable Environmental Laws. National is not subject to any liability, penalty or expense (including legal fees) that would have a material adverse effect on the financial condition of the Stockholders or the Companies and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any material violation of any applicable Environmental Law occurring prior to the Effective Closing Date, any Hazardous Activity conducted on or with respect to any property at or prior to the Effective Closing Date or any Environmental Condition existing on or with respect to any property at or prior to the Effective Closing Date, in each case whether or not National permitted or participated in such act or omission.

               (b) TREATMENT; CERCLIS. National has not treated, stored, recycled or disposed of any Hazardous Material on any Real Property, and to the best of Stockholders' knowledge no other Person has treated, stored, recycled or disposed of any Hazardous Material on any part of the Real Property except in accordance with Environmental Laws. National has not caused release of any Hazardous Material at, on, or under any Real Property. National has not transported any Hazardous Material or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List pursuant to Superfund. None of the Real Property is listed or, to the knowledge of Stockholders or National, proposed for listing on the National Priorities List or CERCLIS pursuant to Superfund or any state or local list of sites requiring investigation or cleanup.

               (c) NOTICES, EXISTING CLAIMS; HAZARDOUS MATERIALS; STORAGE TANKS. National has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any Threatened Release or Release of any Hazardous Material. National is not required to place any notice or restriction relating to the presence of any Hazardous Material at any Real Property or, if it sold the Real Property, in any deed to any Real Property. National has provided to Parent a list of locations to which National has transported any Hazardous Material for recycling, treatment, disposal, or other handling. There has been no past, and there is no pending or contemplated, claim by National under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and National has not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental liability or expense. No PCBs or asbestos is present on or in any structure or equipment located on any Real Property. All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 3.24. Stockholders have no knowledge of any past or present leak from any such storage tank. Notwithstanding any provision in this Agreement to the contrary, Stockholders make no representation or warranty with respect to any occurrence, condition, or state of facts which is set out in the Site Reports, as defined in Section 4.06 below or in Schedule 4.06. To the extent the foregoing representations in any of the subsections of this Section 3.24 relate to matters involving the Real Property prior to its ownership by National or Stockholders or to matters resulting from actions of Persons other than National or Stockholders, such representations are made solely to the best of Stockholder's knowledge.

         3.25 FINDERS' FEES. Neither Stockholders nor National nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

         3.26 DISCLOSURE. None of the representations or warranties of stockholders and National contained herein and none of the information contained in the Schedules referred to in Article III is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

         3.27 HART-SCOTT-RODINO. The Stockholders, together with all corporations, partnerships, or other business entities controlled by the Stockholders, as of their last regularly prepared financial statements, have less than $100,000,000 of total assets and, for the last fiscal year of each such entity, less than $100,000,000 of net revenues. The terms used in this Section, including, without limitation, controlled, person, hold, voting stock, entities, total assets and net revenues, shall be defined and interpreted in accordance with the Premerger Notification Regulations promulgated by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1974.

         3.28 EXEMPTION FROM REGISTRATION; INVESTMENT PURPOSES. Stockholders understand that the Parent Shares have not been registered under the Securities Act of 1933 (the "1933 Act") or the _____________________________ (the
"Missouri Act") or the _______________________________ (the "Delaware Act") by
reason of specific exemptions under the provisions thereof which depend in part upon the representations made by Stockholders in this Agreement. Stockholders understand that Parent is relying upon Stockholders' representations and agreements contained in this Agreement (and any supplemental information furnished by Stockholders) for the purpose of determining whether this transaction meets the requirements for such exemptions. Further, Stockholders hereby confirm that Stockholders are acquiring the Parent Shares for investment only and not with a view to or in connection with any resale or distribution of the Parent Shares, except that Billy Ray Foster, Jr., J. Kaye Foster Gibson, Robert Anthony Foster, and Mark Bradley Foster intend to sell all of their Parent Shares to Billy Ray Foster, Sr., either individually or as Trustee of the Revocable Inter Vivos Trust Agreement of Billy Ray Foster dated February 4, 1988, and John Douglas Foster not later than twelve months after the Effective Time. Stockholders hereby affirm that Stockholders have no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of the Parent Shares or any interest therein, except as otherwise provided in the preceding sentence.

         3.29 BUSINESS EXPERIENCE; FINANCIAL CONDITION. Stockholders have such knowledge, skill and experience in business, financial and investment matters so that Stockholders are capable of evaluating the merits and risks of an investment in the Parent Shares. To the extent that Stockholders have deemed it appropriate to do so, Stockholders have retained, and relied upon, appropriate professional advice regarding the tax, legal and financial merits and consequences of the investment in the Parent Shares. Each Stockholder represents that he has reviewed his own financial condition and commitments, alone and together with his advisors, and that, based on such review, each Stockholder is satisfied that (i) Stockholder has adequate means of providing for his financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that Stockholder could bear the risk of loss of Stockholder's entire investment in the Parent Shares, (ii) Stockholder has no present or contemplated future need to dispose of all or any portion of the Parent Shares to satisfy any existing or contemplated undertaking, need or indebtedness, and (iii) Stockholder is capable of bearing the economic risk of an investment in the Parent Shares for the indefinite future. Stockholders agree to furnish any additional information requested by Parent to assure compliance of the transactions contemplated in this Agreement with applicable federal and state securities laws in connection with the receipt of the Parent Shares.

         3.30 INVESTIGATION. Each Stockholder has made, either alone or together with advisors (if any), such independent investigation of Parent, its management, and related matters as the Stockholder deems to be, or such advisors (if any) have advised to be, necessary or advisable in connection with an investment in the Parent Shares; and Stockholder and Stockholder's advisors (if any) have received all information and data which Stockholder and such advisors (if any) believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Parent Shares. Stockholders are satisfied that there are no material facts regarding Parent or the Parent Shares as to which Stockholders have not been fully informed. Nothing set out in Section 3.29 or this Section 3.30 shall be interpreted to limit the representations and warranties of Parent and Parent Sub set forth herein.

         3.31 RESTRICTED SECURITIES. Stockholders understand that the Parent Shares are "restricted securities" under applicable federal securities laws and that the 1933 Act and the rules of the Securities and Exchange Commission provide in substance that Stockholders may dispose of the Parent Shares only pursuant to an effective registration statement under the 1933 Act or an exemption from such registration if available. Stockholders further understand that Parent has no obligation to register any of the Parent Shares under or to take action so as to permit sales pursuant to the 1933 Act. Accordingly, Stockholders may dispose of the Parent Shares only in certain transactions that are exempt from registration under the 1933 Act, including "private placements," in which event any transferee will acquire "restricted securities" subject to the same limitations as in the hands of Stockholders. Stockholders further understand that the Missouri Act allows sales of the Parent Shares only if the Parent Shares are registered or the transaction is subject to an applicable exemption. As a consequence, Stockholders understand that Stockholders must bear the economic risks of the investment in the Parent Shares for an indefinite period of time.

         3.32. RESTRICTIVE LEGEND. Stockholders understand that the certificate(s) evidencing the Parent Shares will bear the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER

               THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

         3.33. NO GENERAL SOLICITATION. Neither Stockholders nor National nor any of its officers, directors or employees have been provided with any form of general solicitation, general or public media advertising or mass mailing by Parent, Parent Sub or any person acting on their behalf in order to entice Stockholders to acquire the Parent Shares.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB

         As an inducement to Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Parent Sub represent and warrant to Stockholders as follows:

         4.01 ORGANIZATION. Parent and Parent Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and have the corporate power and authority to own or lease their properties, carry on its business, enter into this Agreement to which they are or are to become a party and perform their obligations hereunder. Parent and Parent Sub are qualified as foreign corporations in each jurisdiction where such qualification is required by law. Parent is a Delaware corporation in good standing. Parent Sub is a Delaware corporation in good standing and is duly qualified as a foreign corporation in Missouri and is in good standing as such.

         4.02. AUTHORIZATION, ENFORCEABILITY. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligations of Parent and Parent Sub, enforceable against them in accordance with its terms, except for (i) the effect of bankruptcy, insolvency, reorganization, moratorium, equity of redemption or other similar laws now or hereafter in effect relating to or affecting creditors generally and (ii) the effect of general principles of equity and the discretion of the court before which any proceeding therefor may be brought. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Parent and Parent Sub.

         4.03. NO VIOLATION OF LAW; CONSENTS. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Parent or Parent Sub will: (i) contravene any provision of the Governing Documents of Parent or Parent Sub, or (ii) violate any Law or any judgment or order of any Governmental Body to which Parent or Parent Sub are subject or by which any of their assets may be bound or affected. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Parent or Parent Sub of this Agreement pursuant to the provisions hereof or the consummation by Parent or Parent Sub of the transactions contemplated hereby.

         4.04. NO PENDING LITIGATION OR PROCEEDING. No Litigation is pending or, to the knowledge of Parent, threatened against or affecting Parent or Parent Sub in connection with any of the transactions contemplated by this Agreement. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Parent in connection with the transactions contemplated by this Agreement.

         4.05. FINDERS' FEES. Neither Parent nor Parent Sub nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

         4.06. INSPECTIONS BY PARENT. Parent has inspected the Real Property to its satisfaction and has independently investigated the Real Property and analyzed the results of such investigations and is satisfied with same, but such inspections shall not serve to limit Stockholders' representations set forth herein relating to the Real Property. Attached hereto as Schedule 4.06 is a copy of each environmental site report which Parent caused to be prepared for the Real Property (the "Site Reports").

         4.07. HART-SCOTT-RODINO. Parent, together with (a) all corporations, partnerships, or other business entities controlled by Parent, (b) all persons who hold, directly or indirectly, 50% or more of the voting stock of Parent, and (c) all corporations, partnerships or other business entities controlled by such persons in (b) as of the date of its last regularly prepared financial statements, have less than $10,000,000 of total assets and, for its fiscal year ended December 31, 1995, had less than $10,000,000 of net revenues. The terms used in this Section, including without limitation, controlled, person, hold, voting stock, entities, total assets and net revenues, shall be defined and interpreted in accordance with the Premerger Notification Regulations promulgated by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1974.

                                   ARTICLE V
                               CERTAIN COVENANTS

         5.01. CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date, unless Parent shall otherwise consent in writing, National shall, and Stockholders shall cause National to, conduct its affairs as follows:

               (a) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted only in the ordinary course and consistent with past practice. National shall maintain its property, equipment and other assets consistent with their present condition, ordinary wear and tear excepted, and shall comply in a timely fashion with the provisions of all Contracts, Permits and Laws and its other agreements and commitments. National shall use its best efforts to keep its business organization intact, keep available the services of its present employees and preserve the goodwill of its referring physicians, suppliers, customers and others having business relations with it. National shall maintain in full force and effect the policies of insurance disclosed on Schedule 3.21, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

               (b) TRANSACTIONS. National shall not: (1) amend its Governing Documents; (ii) change its authorized or issued capital stock or issue any Security Rights with respect to shares of its capital stock; (iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice; (iv) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (v) fail to pay any Tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings; (vi) make, change or revoke any Tax election or make any agreement or settlement with any taxing authority; (vii) take any action that is reasonably likely to result in the occurrence of any event set forth in
Section 3.09; (viii) take any action or omit to take any action that will cause a breach or termination of any Contract, other than termination by fulfillment of the terms thereunder; or (ix) declare any dividend or make any distribution with respect to its Shares other than a distribution of the assets, if any, set forth on Schedule 5.01.

               (c) ACCESS, INFORMATION AND DOCUMENTS. Stockholders and National shall give to Parent and to Parent's employees and representatives and financial sources (including, without limitation, accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their audit workpapers concerning National) of National and shall furnish to Parent all such documents and copies of documents and all information with respect to the properties, liabilities and affairs of National as Parent may reasonably request.

         5.02. CERTAIN TAX MATTERS.

               (a) ALLOCATION OF TAXES FOR PERIODS THROUGH THE EFFECTIVE CLOSING DATE. The income of National shall be determined for the period up to and including the Effective Closing Date by closing the books of National as of the close of business on the day before the Effective Closing Date. All Tax liability for taxes due and payable for the period prior to the Effective Closing Date shall be either paid by National before the Closing or shall be paid by Stockholders from the amounts held in escrow as provided for under the Stock Purchase Agreement. Parent shall cause any refund which may be received by Parent or Surviving Corporation on behalf of National after the Closing as a result of any short period tax return to be paid to Stockholders.

               (b) TAX RETURNS DUE AFTER THE CLOSING DATE. Parent will file, or cause Surviving Corporation to file, all Tax Returns that are required to be filed by Surviving Corporation after the Closing Date, without regard to any extensions, pursuant to the law of each governmental authority with taxing power over it.

               (c) CARRYBACKS. [Deleted.]

               (d) MUTUAL COOPERATION. Parent and Stockholders shall each provide the other, and Parent shall cause National to provide Stockholders, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for direct expenses incurred in providing such assistance.

               (e) AUDITS AND REFUND CLAIMS. Upon Stockholders' written request, Parent shall cause Surviving Corporation to claim on behalf of National any and all Tax credits and file any and all applications for refunds of Taxes to which National may from time to time be entitled to claim or recover, and which are in respect of Taxes paid by National for any taxable period (or partial period) ending on or prior to the Effective Closing Date, at the earliest date that such credits and/or refunds become available. In the event that Parent or Surviving Corporation receives a Tax refund on behalf of National for any taxable period (or partial period) ending on or prior to the Effective Closing Date, Parent or Surviving Corporation shall pay such refund to Stockholders within 10 days of receipt of such refund.

                   Stockholders shall have the right, at their own expense, to control any audit or determination by any authority, or the resolution of any claim for refund or amended return, and contest, resolve, and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period (or partial period) ending on or prior to the Effective Closing Date, provided, however, that Stockholders shall consult with Parent with respect to the resolution of any issue that would materially affect Parent for any taxable period (or partial period) ending after the Effective Closing Date and shall not settle any such issue or file any amended return relating to such issue without the consent of Parent, which consent shall not be unreasonably withheld. Where consent to a settlement is withheld by Parent pursuant to the preceding sentence, Parent may continue or initiate any further proceedings at its own expense, provided that the liability of Stockholders, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return. In the event any such audit shall occur after any amounts are still held in escrow under the Stock Purchase Agreement, or in the event the reasonably anticipated potential liability of National in connection with any such audit shall exceed the balance of funds held in escrow under the Stock Purchase Agreement after taking into account pending claims against the Escrow Account from time to time to post a bond or other security reasonably acceptable to Parent to serve as security for the reasonably anticipated potential liability related to such audit. Any such bond or other security shall be released upon resolution of any such audit and Stockholders' fulfillment of their obligation with regard to same.

                   For purposes of this subsection (e), any taxable period beginning before and ending after the Effective Closing Date shall be treated as two partial periods, one ending on the Effective Closing Date and the other beginning on the day after the Effective Closing Date, except that Taxes (such as property taxes) imposed on a periodic basis shall be allocated on a per diem basis.

         5.03. PUBLICITY. Stockholders and Parent shall not issue any press release or otherwise make any announcements to the public with respect to this Agreement without the prior written consent of the other, except as required by Law. This Section shall expire on the Closing Date.

         5.04. FULFILLMENT OF AGREEMENTS. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under
Article VI that are not beyond reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         5.05. LETTER OF INTENT. Execution of this Agreement shall terminate any and all obligations of the parties which might other wise arise under the letter of intent dated April 19, 1996, between Parent, Foster Health Care Group, Inc., and Billy Ray Foster, Sr.

         5.06. RECEIVABLES. All payments upon Receivables received by National on or before the Effective Closing Date shall be a part of the cash of National which may be removed by Stockholders before the Closing pursuant to Section
5.10 below, except for payments of Receivables of "Private Pay Patients" (as defined below) for services to be rendered on or after the Closing. "Private Pay Patients" are defined to be those patients of National for whom no reimbursement is received from Medicare or Medicaid reimbursement programs or from any insurance company, except the private resource portion of Medicaid reimbursement for Medicaid-approved patients. Stockholders represent and warrant that the aggregate total of all Receivables as of the Effective Closing Date of National, together with the aggregate total of the Receivables of the "Combined Companies" (as defined in the Stock Purchase Agreement), shall not be less than $4,400,000.

         5.07. ACCOUNTS PAYABLE. "Accounts Payable" is defined as amounts which National is required (prior to the Effective Time) to pay for goods received or services rendered in the ordinary course of business. Stockholders agree to pay or cause National to pay on or before the Closing all Accounts Payable for all goods received and for all services rendered on or before July 31, 1996. The parties agree that Stockholders shall have no obligation with respect to Accounts Payable for goods received or services rendered to National from and after August 1, 1996, except that Stockholders shall pay or cause to be paid each payroll and the related payroll taxes for salary payments to employees of National which are paid on or before the Effective Closing Date.

         5.08. COST REPORTS. Parent will file, or cause National to file, all Medicare and Medicaid cost reports that are required to be filed by National after the Closing Date, without regard to any extensions, pursuant to applicable law. Any liability of National required to be paid as a result of any such cost report for any period prior to the Closing Date shall either be paid by Parent or Surviving Corporation on behalf of National before the Closing Date or shall be paid by Stockholders from the amounts held in escrow as provided in the Stock Purchase Agreement. Parent shall cause any refund which may be received by National after the Closing as a result of any such cost report to be paid to Stockholders.

         5.09 APPOINTMENT OF STOCKHOLDERS' AGENT. Each Stockholder hereby irrevocably appoints Billy Ray Foster, Sr. (herein called the "Stockholders' Agent") as such Stockholders' Agent and attorney-in-fact to take any action required or permitted to be taken by such Stockholders under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the Stockholders, the payment of expenses relating to the transactions contemplated by this Agreement, the representation of the Stockholders in indemnification proceedings hereunder, and the right to waive any of the terms of this Agreement in any respect, whether or not material, and agrees to be bound by any and all actions taken by the Stockholders' Agent on his or her behalf. Each Stockholder agrees Jointly and severally to indemnify the Stockholders' Agent from and against and in respect of any and all liabilities, damages, claims, costs and expenses, including, but not limited to, attorneys' fees arising out of or due to any action as the Stockholders' Agent and any and all actions, proceedings, demands, assessments or judgments, costs and expenses incidental thereto, except to the extent that the same result from bad faith or gross negligence on the part of the Stockholders' Agent. Parent shall be entitled to rely exclusively upon any communications given by the Stockholders' Agent on behalf of any Stockholders, and shall not be liable for any action taken or not taken in reliance upon the Stockholders' Agent. Except for any notice with regard to a replacement for Stockholders' Agent pursuant to this Section 5.09, Parent shall be entitled to disregard any notices or communications given or made by Stockholders unless given or made through the Stockholders' Agent. In the event that Stockholders' Agent dies, resigns, refuses to act or becomes disabled or unavailable, the Stockholders shall promptly by majority vote in accordance with their prior ownership of the National Stock appoint another Stockholder as the substitute Stockholders' Agent to act under this Agreement; such substitute Stockholders' Agent shall have all the powers of the initial Stockholders' Agent hereunder; and, the Stockholders shall promptly deliver a copy of such appointment to the Parent.

         5.10. ASSETS TO BE TRANSFERRED BEFORE CLOSING. Stockholders shall have the right at any time on or before the Closing Date to cause National to transfer each of the following described assets (the "Excluded Assets") to Stockholders or other parties for nominal or no consideration: (i) all cash except for advance payments for services to be rendered to private-pay patients after the Closing, resident trust funds, and deposits for Worker's Compensation contributions and (ii) any assets owned by National which are not related to the operation of the skilled nursing facility which is described in the identification of National set out on page 1 of this Agreement; (iii) Billy Ray Foster's personal assets and furniture, including artwork, office equipment which is currently used by him; and (iv) certain items of furniture in the independent living apartments with a value not to exceed $5,000. The assets to be so transferred shall be identified on Schedule 5.10. Stockholders shall be obligated to pay to Parent any tax which may be incurred by National as a result of the foregoing transfer of the Excluded Assets. Such payment shall be made pursuant to the terms of the Escrow Agreement.

         5.11. EXHIBITS, SCHEDULES, AND OTHER AGREEMENTS. The parties acknowledge that certain of the Exhibits, Schedules, and Other Agreements contemplated hereunder have not yet been prepared upon the date this Agreement was executed. Each party agrees to use its best efforts to prepare and to deliver to the other party each such remaining Exhibit, Schedule, and Other Agreement which is required under the terms of this Agreement not later than August 12, 1996. The parties agree to negotiate in good faith to arrive at the definitive terms and conditions of any such Schedule, Exhibit, and Other Agreement not later than August 12, 1996.

                                   ARTICLE VI
                       CONDITIONS TO CLOSING; TERMINATION

         6.01 CONDITIONS PRECEDENT TO OBLIGATION OF PARENT AND PARENT SUB. The obligation of Parent and Parent Sub to proceed with the Closing under this Agreement with respect to National is subject to the fulfillment prior to or at Closing of the following conditions with respect to Stockholders and National, any one or more of which may be waived in whole or in part by Parent at Parent's sole option:

               (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Stockholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Stockholders shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them at or before the Closing.

               (b) LITIGATION. No Law shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Stock Purchase Agreement or seeking monetary or other relief by reason of the consummation of any of such transactions.

               (c) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Effective Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, liabilities, or condition, financial or otherwise, of National.

               (d) CLOSING CERTIFICATE. Stockholders shall have delivered a certificate, dated the Effective Closing Date, in such detail as Parent shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b) and (c) of this Section 6.01. Such certificate shall constitute a representation and warranty of Stockholders with regard to the matters therein for purposes of this Agreement.

               (e) CLOSING DOCUMENTS. Parent and Parent Sub shall have received the other documents referred to in Section 6.03(a). All agreements, certificates, opinions and other documents delivered by Stockholders or National to Parent and Parent Sub hereunder shall be in form and substance satisfactory to Parent.

               (f) CONSENTS. National shall have received the consents, approvals and actions of the Persons listed on Schedule 6.01.

               (g) STOCK PURCHASE AGREEMENT. HHPI and Stockholders shall have entered into the Stock Purchase Agreement and the transactions contemplated thereby shall have been consummated.

         6.02. CONDITION PRECEDENT TO OBLIGATION OF STOCKHOLDERS. The obligation of Stockholders to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Stockholders at Stockholders' sole option:

               (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Parent and Parent Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Effective Closing Date. Parent and Parent Sub shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by them at or before the Closing.

               (b) LITIGATION. No Law shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Stock Purchase Agreement or seeking monetary or other relief by reason of the consummation of such transactions.

               (c) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Effective Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the business or any of the assets, results of operations, liabilities, or condition, financial or otherwise, of Parent.

               (d) CLOSING CERTIFICATE. Parent shall have delivered a certificate, dated the Effective Closing Date, in such detail as Stockholders shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b), and (c) of this Section 6.02. Such certificate shall constitute a representation and warranty of Parent with regard to the matters therein for purposes of this Agreement.

               (e) CLOSING DOCUMENTS. Stockholders shall also have received the other documents referred to in Section 6.03(b). All agreements, certificates, opinions and other documents delivered by Parent and Parent Sub to Stockholders hereunder shall be in form and substance reasonably satisfactory to Stockholders.

               (f) STOCK PURCHASE AGREEMENT. HHPI shall have entered into the Stock Purchase Agreement and shall have performed all actions necessary on HHPI's part to consummate the transactions contemplated thereby.

               (g) MANAGEMENT AGREEMENT. Parent Sub shall have entered into the Management Agreement.

               (h) EMPLOYMENT AGREEMENTS. Parent shall have executed the Employment Agreements and such Employment Agreements shall each include the following:

                   (i) Parent shall guaranty all obligations of Foster Health Care Group, Inc. ("FHCG") arising from and after the earlier of eighteen months after the Closing or the date when the assets of FHCG shall be transferred to Parent pursuant to the Foster Health Care Group Purchase Agreement (as defined in the Stock Purchase Agreement).

                   (ii) FHCG shall agree to assign such Employment Agreement to Parent and Parent shall agree to accept such assignment and shall agree to take over and perform all obligations of FHCG from and after the date defined in (i) above.

               (i) SHAREHOLDERS' AGREEMENTS. National and each of the Stockholders shall execute all documents which are necessary and appropriate in order to either terminate all agreements entered into between National and Stockholders or whereby the Stockholders shall waive all of their rights arising under any such shareholders' agreements.

         6.03. DELIVERIES AND PROCEEDINGS AT CLOSING.

               (a) DELIVERIES BY STOCKHOLDERS. Stockholders shall deliver or cause to be delivered to Parent and Parent Sub at the Closing:

                   (i) Certificates representing the National Stock duly endorsed in negotiable form or accompanied by stock powers duly executed in blank, in either case with signatures guaranteed by a commercial bank or brokerage firm and with all transfer taxes, if any, paid in full.

                   (ii) Certificates of the appropriate public officials to the effect that National was a validly existing corporation in good standing in the State of Missouri as of a date not more than 10 days prior to the Effective Closing Date.

                   (iii) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of National and certified by its Secretary.

                   (iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of National as of a date not more than 10 days prior to the Closing Date, certified by the secretary of State of Missouri and (B) the bylaws of National as of the Closing Date, certified by its Secretary.

                   (v) Certificates of the Secretary of National (A) setting forth all resolutions of the Board of Directors of National authorizing the execution and delivery of this Agreement and the performance by National of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of National delivered pursuant to Section 6.03(a)(iv) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                   (vi) General releases by all officers and directors of National and by Stockholders and all Related Parties of all liability of National to them and of any claim that they or any of them may have against National (exclusive of pension obligations) in the form of Exhibit 6.03(a)(vi).

                   (vii) The minute books, stock ledgers and corporate seal of National.

                   (viii) The opinion of Husch & Eppenberger, legal counsel to Stockholders and National, in substantially the form of Exhibit 6.03(a)(viii).

                   (ix) Resignations of the officers and directors of National effective at the Closing.

                   (x)    The other named agreements and documents listed on
Schedule 6.03.

                   (xi) Such other agreements and documents as Parent may reasonably request.

               (b) DELIVERIES BY PARENT AND PARENT SUB. Parent and Parent Sub shall deliver or Cause to be delivered to Stockholders at the Closing.

                   (i) Certificates representing 1,256,022 Parent shares registered in the names of the Stockholders as set forth on Schedule 2.02.

                   (ii) Certificates of the appropriate public officials to the effect that Parent and Parent Sub are validly existing corporations in their respective states of incorporation and that Parent Sub is duly qualified as a foreign corporation in the State of Missouri as of a date not more than 10 days prior to the Closing Date.

                   (iii) Incumbency and specimen signature certificates signed by the officers of Parent and Parent Sub and certified by their respective Secretaries.

                   (iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of Parent and Parent Sub as of a date not more than 10 days prior to the Closing Date, certified by the Secretary of State of their respective states of incorporation and (B) the bylaws of Parent and Parent Sub as of the Closing Date, certified by their respective Secretaries.

                   (v) A certificate of the Secretaries of Parent and Parent Sub (A) setting forth all resolutions of the Board of Directors of Parent authorizing the execution and delivery of this Agreement and the performance by Parent and Parent Sub of the transactions contemplated hereby, certified by their respective secretaries and (B) to the effect that the Governing Documents of Parent and Parent Sub delivered pursuant to Section 6.03(b)(iv) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                   (vi) The opinion of Kirkpatrick & Lockhart LLP, Parent's legal counsel, in substantially the form of Exhibit 6.03(b)(vi).

                   (vii)  The other named agreements and documents listed on
Schedule 6.03.

                   (viii) Such other agreements and documents as Stockholders may reasonably request.

         6.04 TERMINATION. This Agreement may be terminated at any time prior to Closing by (i) mutual consent of Parent and Stockholders; (ii) Parent, if any of the conditions specified in Section 6.01 hereof shall not have been fulfilled by August 29, 1996, and shall not have been waived by Parent; or
(iii) Stockholders, if any of the conditions specified in Section 6.02 hereof shall not have been fulfilled by August 29, 1996, and shall not have been waived by Stockholders. In the event of termination of this Agreement by either Parent or Stockholders pursuant to clause (ii) or (iii) of the immediately preceding sentence, Parent, on the one hand, and Stockholders and National, on the other hand, shall be liable to the other for any breach hereof by such party, which breach led to such termination, and the rights and obligations of the parties set forth in Sections 7.02, 7.03 of the Stock Purchase Agreement as provided for in Section 7.02 hereof and 8.01 hereof shall survive such termination. Parent, on the one hand, and Stockholders and National, on the other hand, shall also be entitled to seek any other remedy to which it may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance.

                                  ARTICLE VII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.01 SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article VII. The representations and warranties set forth in Articles III and IV are cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein. After Closing, National shall not have any liability to Stockholders for any breach of any representation or warranty made by Stockholders or National to parent in this Agreement, in any certificate or document furnished pursuant hereto by Stockholders or National to which Stockholders or National, or both, is or is to become a party.

         7.02. INDEMNIFICATION BY STOCKHOLDERS.

               (a) BASIC INDEMNIFICATION. Stockholders shall indemnify, defend, save and hold Parent and its officers, directors, employees, agents and Affiliates (including, after the Closing, the Surviving Corporation, collectively, "Parent Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious; collectively, "Parent Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Parent Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by Stockholders in this Agreement, in any certificate or document furnished pursuant hereto by Stockholders or National or any Other Agreement to which Stockholders or National, or both, is or is to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Stockholders or National in or pursuant to this Agreement or in any Other Agreement to which Stockholders or National, or both, is or is to become a party, and (iii) any and all liabilities of National of any nature whatsoever, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Effective Closing Date or arising out of any transaction entered into, or any state of facts existing, prior to the Effective Closing Date, except for (i) liabilities fully reserved on the Fiscal Year Financial Statements and/or the Estimated Interim Financial Statements, but only to the extent reserved therein, (ii) those liabilities not required under GAAP to be reserved in the Fiscal Year Financial Statements and/or the Estimated Interim Financial Statements that are expressly quantified and set forth in the Contracts, and (iii) obligations disclosed in this Agreement or in any Other Agreement, Schedule, or Exhibit and (iv) obligations for Accounts Payable which are not the responsibility of Stockholders pursuant to Section 5.07 above.

               (b) PAYMENT OF PARENT DAMAGES. To the extent Parent is entitled to collect Parent Damages, Parent shall, at its option, be entitled to withdraw sufficient funds pursuant to the Escrow Agreement in lieu of payment directly from Stockholders, and to the extent the amount due to Parent exceeds the balance of the funds held under the Escrow Agreement, Parent shall be entitled to collect such balance owed to Parent directly from Stockholders. [SUBJECT TO FURTHER AMENDMENT.]

         7.03. INDEMNIFICATION BY PARENT. Parent shall indemnify, defend, save and hold Stockholders and Stockholders' heirs, personal representatives and assigns (collectively, "Stockholders Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious; collectively, "Stockholder Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Stockholder Indemnitee, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by Parent in this Agreement or in any certificate or document furnished pursuant hereto by Parent or any Other Agreement to which Parent is a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Parent in or pursuant to this Agreement and in any Other Agreement to which Parent is a party, and (iii) any and all liabilities of National of any nature whatsoever arising after the Effective Closing Date or arising out of any transaction entered into, or any state of facts which come into existence after the Effective Closing Date, except for any liability which Stockholders have agreed hereunder to assume.

         7.04. LIMITATION OF LIABILITY. Notwithstanding the foregoing, Stockholders' obligations to indemnify Parent Indemnitees against any Parent Damages shall be subject to all of the following limitations:

               (a) THRESHOLD. No indemnification shall be made under clause (i) of Section 7.02 until the aggregate amount of Parent Damages thereunder exceeds $100,000, but if the aggregate amount of Parent Damages thereunder exceeds such amount, indemnification shall be made by Stockholders thereunder to the full extent of Parent Damages.

               (b) TIME PERIOD. Stockholders shall be obligated to indemnify Parent Indemnitees by virtue of clause (i) of Section 7.02 only for those Parent Damages as to which Parent has given Stockholders written notice thereof within two years after the Closing Date; provided, however, that with respect to any claim for Parent Damages sustained by reason of a breach of any representation or warranty relating to those matters governed by Sections 3.10 and 3.24 Stockholders' liability shall be limited to Parent Damages as to which such written notice shall have been given within the periods of the applicable federal and state statutes of limitations related to such matters. Notwithstanding the foregoing, Stockholders shall be obligated to indemnify Parent Indemnitees for claims of alleged breach of any representation or warranty of Stockholders with regard to the condition of assets of National contained in Section 3.13 only if Parent shall have given Stockholders written notice of facts upon which the claim is based not later than ninety days after the Closing.

               (c) MAXIMUM LIABILITY. Notwithstanding any provision of this Agreement to the contrary, the aggregate liability of Stockholders under (1)
Section 7.03 above, (2) Section 7.03 of the Stock Purchase Agreement, and (3)
Section 7.03 of that Merger Agreement of even date herewith between Parent, BCC at Nevada Park Care Center, Inc., shall not in any event exceed $2,400,000, except for the following: (i) claims as otherwise provided in Section 7.04(d) below; (ii) claims arising under Sections 3.10 or 5.02 (taxes); and (iii) claims against National for a refund of any amount previously received by National for any Medicare reimbursement.

               (d) FRAUD; INTENTIONAL MISREPRESENTATION. The limitations set forth in Sections 7.04(a), (b), and (c) shall not apply to Parent Damages arising out of (i) fraud or (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading.

         7.05. NOTICE OF CLAIMS. If any Parent Indemnitee or Stockholder Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Parent Damages or Stockholder Damages, as the case may be ("Damages"), for which it is entitled to indemnification under this
Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

         7.06. THIRD PARTY CLAIMS. The Indemnifying Party shall have the right at its sole cost and expense to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party shall control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnified Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         8.01 COSTS AND EXPENSES. Subject to Section 6.04, Parent and Stockholders shall each pay their respective expenses, brokers' fees and commissions, and Stockholders shall pay all of the preClosing expenses of National incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges.

         8.02 FURTHER ASSURANCES. Stockholders shall, at any time and from time to time on and after the Closing Date, upon request by Parent and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the National Stock to Parent or any of the assets used in the Business.

         8.03 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

                   (i)   If to Parent, to:

                         Brad E. Hollinger
                         Chairman and CEO
                         Balanced Care Corporation
                         8507 Market Street, Suite 202
                         Camp Hill, PA 17011
                         Telecopy:

                         with a required copy to:

                         Kirkpatrick & Lockhart LLP
                         Attn: John C. Rodney, Esquire
                         1500 Oliver Building
                         Pittsburgh, PA 15222
                         Telecopy: (412) 355-6501

                  (ii)   If to Stockholders, to:

                         Mr. Billy Ray Foster
                         President and CEO
                         Foster Health Care Group
                         426 S. Jefferson
                         Springfield, MO 65806
                         Telecopy: (417) 831-7383

                         with a required copy to:

                         Harvey Tettlebaum
                         Husch & Eppenberger
                         235 East High Street, Suite 300
                         Jefferson City, Missouri 65101
                         Telecopy: (573) 634-7854

Notices to National shall be addressed in care of Stockholders before Closing and in care of Parent after Closing. Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

         8.04 ASSIGNMENT; GOVERNING LAW. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Parent or Parent Sub may make such assignments to any Affiliate of Parent provided that Parent remains liable hereunder and provided further that no such assignment shall cause the Parent Shares to be replaced with stock of another corporation. This Agreement shall be governed by and construed in accordance with the laws of the Missouri without regard to its conflict of law doctrines.

         8.05 AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

         8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, including the letter of intent. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.02 and 7.03 in the Stock Purchase Agreement as provided for in Section 7.02 of this Agreement relating to Indemnitees.

         8.07 SEVERABILITY. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         8.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    STOCKHOLDERS

                                    /s/ Billy Ray Foster, Sr.
                                    ---------------------------------
                                    Billy Ray Foster, Sr., both individually
                                    and as Trustee of the Revocable Inter Vivos
                                    Trust agreement of Billy Ray Foster dated
                                    February 4, 1988

                                    /s/ John Douglas Foster
                                    ----------------------------------
                                    John Douglas Foster

                                    /s/ Billy Ray Foster, Jr.
                                    ----------------------------------
                                    Billy Ray Foster, Jr.

                                    /s/ J. Kaye Foster Gibson
                                    ----------------------------------
                                    J. Kaye Foster Gibson

                                    /s/ Robert Anthony Foster
                                    ----------------------------------
                                    Robert Anthony Foster

                                    /s/ Mark Bradley Foster
                                    ----------------------------------
                                    Mark Bradley Foster

                                    PARENT

                                    Balanced Care Corporation

                                    /s/ Brad E. Hollinger
                                    ----------------------------------
                                    By:      Brad E. Hollinger,
                                             Chairman and CEO

                                    PARENT SUB

                                    BCC at Republic Park Center, Inc.

                                    By: /s/ Brad E. Hollinger
                                       -------------------------------

                                    Name: Brad E. Hollinger
                                         -----------------------------

                                    Title: President
                                          ----------------------------

                                    NATIONAL

                                    National Care Centers of Republic, Inc.

                                    By: /s/ Bill R. Foster
                                       -------------------------------

                                    Name: Bill R. Foster
                                         -----------------------------

                                    Title: President
                                          ----------------------------

                               Schedule 2.02 (a)

                    NATIONAL CARE CENTERS OF REPUBLIC, INC.

                                      Net Shares of
                                      National as of           Shares of
         Stockholder                  Closing Date             BCC Stock
         -----------                  ------------             ---------
         Bill R. Foster, Sr.               1, 870                722,698

         John Foster                          240                 92,752

         J. Kaye Foster-Gibson                330                127,534

         Bill R. Foster, Jr.                  240                 92,152

         Robert A. Foster                     330                127,534

         Mark B. Foster                       240                 92,752
                                            -----              ---------

                  Total                     3,250              1,256,022